Exhibit 4.4

AMENDMENT NO. 1

TO THE

CYTEC EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN

(As Restated Effective January 1, 2009)

The Cytec Employees’ Savings and Profit Sharing Plan (the “Plan”) is hereby amended as follows, effective as of the dates set forth therein:

1. Section 1.16 of the Plan is hereby amended by adding the following paragraph to the end thereof:

Effective January 1, 2009, if a Member who is performing qualified military service (as defined in Section 414(u) of the Code) receives differential wage payments (as defined in Section 3401(h)(2) of the Code) on or after January 1, 2009, such differential wage payments shall be treated as Earnings for purposes of the Plan.

2. Section 2.06 of the Plan is hereby deleted in its entirety and replaced with the following:

2.06 Military Service.

(a) Notwithstanding any provisions of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service (as defined in Section 414(u) of the Code) will be provided in accordance with Code Section 414(u).

(b) If a Member dies on or after January 1, 2007 while performing qualified military service, the Member’s survivors shall be entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan that would have been payable if the Member had resumed employment on the day preceding his or her death and then terminated employment on the date of his or her death to the extent required under Code Section 401(a)(37). For this purpose only, the period of qualified military service shall be treated as not causing a Break in Service and shall be deemed to be service with an Employer for determining the Member’s vested interest in order to calculate the death benefit.

3. Exhibit A to the Plan is hereby amended by deleting the following language after Item 10 therein: “The following Investment Funds for the Cytec Employees’ Savings and Profit Sharing Plan shall be available as of March 1, 2010:”.

4. Item 14 of Exhibit A to the Plan is hereby deleted in its entirety and replaced with the following:

14. VANGUARD TARGET RETIREMENT FUNDS – Income Fund, 2055 Fund, 2050 Fund, 2045 Fund, 2040 Fund, 2035 Fund, 2030 Fund. 2025 Fund, 2020 Fund, 2015 Fund, 2010 Fund, 2005 Fund and all such funds of a similar nature that Vanguard may add for target retirement years later than 2055 – Funds that seek capital appreciation and current income (consistent with its current asset allocation) by investing in other Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of the fund’s target date. IN WITNESS WHEREOF, the Company hereby executes and adopts this Amendment No. 1 to the Plan this 20th day of December, 2010.

CYTEC INDUSTRIES INC.

/s/ Marilyn R. Charles
Marilyn R. Charles Vice President, Human Resources